[Deloitte & Touche Letterhead]

October 13, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Polar Molecular Holding Corporation’s (“PMHC”) Form 8-K dated September 23, 2003, and filed on September 30, 2003, and have the following comments:

First Paragraph:

We agree with the fourth sentence. We have no basis on which to agree or disagree with the statements made in sentences one, two, three, five, six, and eight. We disagree with the seventh sentence. Deloitte & Touche (“Deloitte”) was the auditor for Murdock Communications Corporation (“Murdock”) until the merger of Murdock’s wholly owned subsidiary MCC Merger Sub Corporation and Polar Molecular Holding Corporation on July 14, 2003. The merger was accounted for as a reverse acquisition and Deloitte was never appointed as the auditor of PMHC.

Second Paragraph:

We agree with the statements made in this paragraph, subject to the clarification that Deloitte was associated with Murdock’s interim financial statements as of and for the three months ended March 31, 2003, which is a single interim period subsequent to Murdock’s two most recent fiscal years ended December 31, 2002.

Third Paragraph:

We agree with the statements made in this paragraph, subject to the clarification that Deloitte was the auditor for Murdock, and was never appointed as the auditor of PMHC.

Fourth through Sixth Paragraphs:

We disagree with the characterization of our audit report. The audit report that we issued, dated March 7, 2003, on the consolidated financial statements of Murdock as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, contained an explanatory paragraph that described an uncertainty about Murdock’s ability to continue as a going concern.

Paragraphs five and six appear to have been adapted by PMHC from Note 1 to the Murdock 2002 financial statements; these paragraphs in PMHC’s Form 8-K do not appear in Deloitte’s audit report, as is stated in paragraph four of the Form 8-K.

Seventh Paragraph:

We agree with the statements made in this paragraph. For purposes of additional clarity, on October 7, 2003, we received a letter from PMHC, dated September 30, 2003, requesting that we review the current report on Form 8-K filed by PMHC on September 30, 2003.

Yours truly,

/s/ Deloitte & Touche LLP